Exhibit 99.1

September 27, 2011

LFBG – Update

To our Shareholders,

The purpose of this letter is to respond to questions received from numerous investors regarding the recently announced reverse-split and declining share price.

Question 1:

Since last November, numerous times you indicated that you never intended to do a reverse-split. What changed?

Answer 1:

Unfortunately, reverse-splits in penny-stocks often result in a significant devaluation of a company’s market-cap. The only reason the Board of Directors made the decision was because our attorneys made it very apparent that if we did not do a reverse-split, FINRA Rule 6434, established in June 2010, would create a situation whereby the liquidity of our stock could become severely impacted, and even result in the inability for investors to continue trading their shares. Already, based upon burdensome regulations, only two clearing houses continue to clear penny-stocks and the impact to our investors has resulted in many complaints over the past year. Failing to act would have been the same as acting to fail. The reverse-split is a pro-active step to protect liquidity and increase marketability of shares for all investors. Otherwise, I never would have agreed with the other members of our Board.

Question 2:

What is the status of the $10 million dollar financing?

Answer 2:

We will soon publish more information about this financing. It’s important to understand that since the company became public in February 2006, we have never filed a registration statement to raise capital. To date, we have raised 100% of our capital privately. Had the PCAOB not affected the compliance status of our financials on January 19, 2011, we would already have filed our first such registration statement and the new financing would already be in place. The delay in financing has been 100% attributable to the closed-door deal between FINRA and our former auditor, which had literally nothing to do with any corporate action or report.

Question 3:

How can you justify the millions of dollars spent and lost thus far?

Answer 3:

While many video game companies often spend more than $15 million in cash to create a single video game, we have built a company with a growing product line over 10 years with this same amount of cash because of our ability to also issue shares. In every financial statement in the past 5 years, we have made clear that we are an emerging growth company; we need to raise capital and intend to utilize shares to do so. Although many people have continually brought attention to the fact that we have weak fundamentals, this is always done out of context of our accomplishments. Of numerous companies that have sought to grow the new genre of Christian video games, we are one of the only companies still in business. We have become the world leader with an aggressive new product release schedule. The difficulties associated with building this new niche market has been and continues to be in reaching the technology savvy segment of the Christian marketplace. But we continue to make progress every day.

Question 4:

What can you do to protect the value of your shareholder’s interests in the midst of such declining value?

Answer 4:

The rules allow the company, on a case-by-case basis, to enter into private transactions with an accredited investor which may be favorable to such investor. The rules quite plainly prevent us from doing the same for any small non-accredited investors. In other words, the same rules in place to protect small investors also prevent companies from trying to help small investors. Add to this the fact that any broad application of private transactions is not allowable and would be considered a public offering. It is disappointing that we cannot do more to protect the value of our shareholder’s interests, but we do what we can within the confines of the rules.

Question 5:

Can you please provide any comments regarding the declining price per share?

Answer 5:

In the past 2 years, I have watched the value of the shares I own personally decline from more than $3 million to less than $35,000. No one understands more clearly how dilution and our declining share price have impacted investors. Currently, our company is trading at a market-cap value of about $1 million dollars. I am hopeful investors will recognize that our declining share price has more to do with penny-stock market dynamics and less to do with the true value of the company.

Question 6:

Why do you have such confidence in the company’s future?

Answer 6:

The recent launch of our new online store (www.LBGStore.com) sports our own, newly developed digital rights management system. It enables us to sell downloadable versions of our products without having to pay sales commissions (often 20%) required by other providers. Further, when I hear this question, I can’t help but feel like an investor needs to be reminded of my past accomplishments (www.troylyndon.com). Do you think I have been successful at nearly everything in my professional life because I listen to naysayers or give up when the going gets tough? I’m not being arrogant. I’m being confident. I firmly believe in the future of Christian video games and continue to fight intensely to grow this segment based upon a solid foundation of historical growth in Christian media (i.e. Christian radio, television, movies and music.) I believe it’s simply not fair that children and adults alike don’t have a choice to enjoy faith-based interactive entertainment. I also believe that once the company’s new financing is in place, the determination of our team matched handsomely with necessary capital will result in our ability to more effectively market our products. And I also believe this will result in a market-cap value substantially higher. Once we attain profitability, it is likely the same analysts covering my product publishers of the past will begin to provide coverage for investors in our stock, therefore substantially increasing the marketability of our issue. I am friends with two of the most quoted analysts covering technology and video games and they continue to watch in anticipation of that day. Further, we continue to receive contact from traditional video game publishers interested in expanding their reach into this new niche market.

Question 7:

What is the current status of the company?

Answer 7:

Our product releases remain scheduled for October 25, 2011 and represent one of the largest releases of Christian video games in a single year by any publishing company. I believe it is a miracle of God that this company has been able to move forward, despite the numerous challenges we have faced. However, I am obligated to comment that until we are certain there will be no further regulatory delays, there is no assurance such delays will not further impact our ability to raise necessary capital, meet product deadlines or adequately market our products. We are hopeful the SEC has recognized how the PCAOB’s previous action resulted in delaying the company’s financing, and further, will recognize the milestone completion of our new 2-year audit. Without regulatory interference, we believe the company’s future has never looked brighter. I believe the company’s access to $10 million in capital over 3 years will be sufficient to bring the company into long-term, sustained profitability. To find out more about our company and new products, please enjoy our website (www.LBGames.com).

I sincerely look forward to our bright future with great anticipation.

Respectfully and with kindest regards,

Troy A. Lyndon
Chairman & Chief Executive Officer
Left Behind Games Inc.
(LB Games®, Inspired Media Entertainment, Cloud 9 Games® & MyPraize®)

Safe Harbor Statement under the U. S. Private Securities Litigation Reform Act of 1995: This letter contains forward-looking statements which express the current beliefs and expectations of Left Behind Games' management. Such statements are subject to a number of known and unknown risks and uncertainties that could cause Left Behind Games' future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Other important factors that may cause actual results to differ materially from the forward-looking statements are discussed in the "Risk Factors" section of previous annual reports, which are on file with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.